UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Corporate Office Properties Trust
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8815 Centre Park Drive, Suite 400 Columbia, Maryland 21045-2272 Telephone 410-730-9092 Facsimile 410-740-1174 www.copt.com NYSE: OFC

To:	Our Shareholders

From:	Randall M. Griffin

Subject:	Invitation to the Corporate Office Properties Trust 2006 Annual Meeting of Shareholders

You are cordially invited to attend our 2006 Annual Meeting of Shareholders to be held at 9:30 a.m. on May 18, 2006 at the Baltimore Marriott Waterfront, 700 Aliceanna Street, Baltimore, Maryland 21202. At this year’s meeting, you will be asked to elect three members of our Board of Trustees.

In addition to the formal business to be transacted, we will make a presentation regarding our accomplishments in 2005 and other recent developments. You will also have the opportunity at this meeting to ask questions and make comments. Enclosed with this proxy statement are your proxy card and the 2005 Annual Report.

I look forward to seeing you at the Annual Meeting.

/s/ Randall M. Griffin

Randall M. Griffin
President and Chief Executive Officer

8815 Centre Park Drive, Suite 400 Columbia, Maryland 21045-2272 Telephone 410-730-9092 Facsimile 410-740-1174 www.copt.com NYSE: OFC

April 7, 2006

Notice of Annual Meeting of Shareholders

Date:	Thursday, May 18, 2006
Time:	9:30 a.m.
Place:	The Baltimore Marriott Waterfront
700 Aliceanna Street
Baltimore, Maryland 21202

We will hold our Annual Meeting of Shareholders on May 18, 2006 at 9:30 a.m. at the Baltimore Marriott Waterfront. During the Annual Meeting, we will consider and take action on the following proposals:

1.               To elect three Class II Trustees each for a term of three years; and

2.               To transact any other business properly brought before the Annual Meeting.

You may vote at the meeting if you were a shareholder of record at the close of business on March 15, 2006.

By order of the Board of Trustees

/s/ Karen M. Singer

Karen M. Singer
Vice President, General Counsel and Secretary

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed, beginning on or about April 7, 2006, to owners of common shares of beneficial interest (“common shares”) of Corporate Office Properties Trust in connection with the solicitation of proxies by the Board of Trustees for our 2006 Annual Meeting of Shareholders. This proxy procedure is being used to permit all holders of the common shares of Corporate Office Properties Trust to vote since many may be unable to attend the Annual Meeting in person. The Board of Trustees encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. Corporate Office Properties Trust’s current mailing address is 8815 Centre Park Drive, Suite 400, Columbia, Maryland 21045. After July 17, 2006, Corporate Office Properties Trust’s mailing address will be 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046. Corporate Office Properties Trust’s Internet address is www.copt.com. The information on our Internet site is not part of this proxy statement.

CONTENTS

General Information	2
Proposal 1 — Election of Trustees	6
Our Board of Trustees	7
Our Executive Officers	13
Report of the Compensation Committee	14
Report of the Audit Committee	18
Independent Registered Public Accounting Firm	20
Common Shares Performance Graph	22
Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners	22
Section 16(a) Beneficial Ownership Reporting Compliance	24
Summary Compensation Table	24
Employment Agreements	25
Consulting Agreement With Trustee	27
Option Grants in Last Fiscal Year	27
Aggregated Option Exercises in 2005 and Option Values at December 31, 2005	28
Equity Compensation Plan Information	28
Code of Ethics	29
Annual Report on Form 10-K	29

General Information

The questions and answers set forth below provide general information regarding this proxy statement and our Annual Meeting of Shareholders.

When are our Annual Report to shareholders and this proxy statement first being sent to shareholders?

Our Annual Report to shareholders and this proxy statement are first being sent to shareholders beginning on or about April 7, 2006.

What will shareholders be voting on at the Annual Meeting?

1.             The election of three Class II Trustees, each for a three-year term.

2.                                       Any other business that properly comes before the meeting for a vote.

Who is entitled to vote at the Annual Meeting and how many votes do they have?

Common shareholders of record at the close of business on March 15, 2006 may vote at the Annual Meeting. Each share has one vote. There were 40,146,309 common shares outstanding on March 15, 2006.

How do I vote?

You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares. Since many of our shareholders are unable to attend the Annual Meeting in person, we send proxy cards to all of our shareholders to enable them to vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. If you vote by telephone, Internet or mail using the enclosed proxy card, your shares will be voted by the proxies identified on the proxy card.

How do I vote using my proxy card?

You can vote using the proxy card in one of three ways:

(1)          By telephone. To vote by telephone, call the toll free number listed on your proxy card. You will need to follow the instructions on your proxy card and the prompts from the telephone voting system.

(2)          By Internet. To vote using the Internet, go to the website listed on your proxy card. You will need to follow the instructions on your proxy card and the website.

(3)          By mail. To vote by mail, simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

If you vote by telephone or by Internet, you should not return your proxy card.

If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

If I vote using my proxy card, who am I designating as my proxy?

You will be designating Randall M. Griffin, our President and Chief Executive Officer, and Roger A. Waesche, Jr., our Executive Vice President and Chief Financial Officer, as your proxies. They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

Your proxy will vote according to the instructions on your proxy card. If you complete and return your proxy card but do not indicate your vote on business matters, your proxy will vote “FOR” each of the nominees for Trustee listed in Proposal 1. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Annual Meeting.

How do I revoke my proxy?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•                  Notifying our Secretary, Karen M. Singer, in writing at our mailing address set forth on the first page of this proxy statement, that you are revoking your proxy;

•                  Executing a later dated proxy card; or

•                  Attending and voting by ballot at the Annual Meeting.

Who will count the votes?

An officer of Corporate Office Properties Trust will act as the inspector of election and will count the votes.

What constitutes a quorum?

As of March 15, 2006, Corporate Office Properties Trust had 40,146,309 common shares outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote. If a quorum is not present at the Annual Meeting, the shareholders present in person or by proxy may adjourn the meeting to a date not more than 120 days after March 15, 2006 until a quorum is present.

How will my vote be counted?

With respect to Proposal 1, the election of Trustees, votes may be cast in favor of or withheld from one or all nominees. Votes that are withheld will not be included in the vote.

What percentage of our common shares do the Trustees and executive officers own?

Our Trustees and executive officers owned 2.6% of our outstanding common shares as of March 15, 2006. Our Trustees and executive officers beneficially owned approximately 20.2% of our common shares as of March 15, 2006 (see the discussion under the heading “Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners” for more details).

What vote is required to elect Trustees?

Trustees are elected by a plurality of the votes, which means that the nominees with the most votes are elected.

What vote is required on other matters?

A majority of the votes cast at a meeting of shareholders is required to approve any other matter unless a greater vote is required by law or by the Company’s Declaration of Trust. An abstention on such matters will not be considered a vote cast, and therefore will have no effect on the outcome of the vote on such matters, but will be counted in determining whether there is a quorum at the meeting. Where brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), these shares will not be considered votes cast, and therefore will have no effect on the outcome of the vote on such matters, but will be counted in determining whether there is a quorum at the meeting.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

Our Board of Trustees is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Wells Fargo Bank, N.A., our transfer agent, will be assisting us for a fee of approximately $3,000, plus out-of-pocket expenses. We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

When are shareholder proposals and Trustee nominations for our 2007 Annual Meeting due?

In accordance with our bylaws, notice relating to nominations for Trustees or proposed business to be considered at the 2007 Annual Meeting must be given no earlier than February 19, 2007 and no later than March 18, 2007. These requirements do not affect the deadline for submitting shareholder proposals for inclusion in the proxy statement (discussed in the question and answer below), nor do they apply to questions a shareholder may wish to ask at the meeting.

When are shareholder proposals intended to be included in the proxy statement for the 2007 Annual Meeting due?

Shareholders who wish to include proposals in the proxy statement must submit such proposals in accordance with regulations adopted by the Securities and Exchange Commission. Shareholder proposals for the 2007 Annual Meeting must be submitted in writing by December 8, 2006. In addition, shareholders may wish to have a proposal presented at the 2007 Annual Meeting but not to have such proposal included in the proxy statement. Pursuant to our bylaws, notice of any such proposal must be received by us between February 19, 2007 and March 18, 2007. If it is not received during this period, such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal.

Any shareholder proposals must be submitted to Karen M. Singer, Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement. You should submit any proposal by a method that permits you to prove the date of delivery to us.

How can shareholders send communications to the Board of Trustees?

Shareholders who wish to communicate with the members of our Board of Trustees may communicate with the independent Trustees or the chairperson of any of the committees of the Board of Trustees by e-mail or regular mail. Communications by e-mail should be sent to karen.singer@copt.com. Communications by regular mail should be sent to the attention of the Chairperson, Audit Committee; Chairperson, Compensation Committee; Chairperson, Nominating and Corporate Governance Committee; Chairperson, Investment Committee; or to the independent Trustees as a group to the Independent Trustees. In each case, the communication should be sent care of Karen M. Singer, Vice President, General Counsel and Secretary, at our mailing address set forth on the front page of this proxy statement.

All communications received in accordance with this process will be reviewed by management to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate Trustee or Trustees. However, management reserves the right to disregard any communication that it determines is unduly hostile, threatening, illegal, does not reasonably relate to us or our business or is similarly inappropriate, and has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

How can shareholders obtain information regarding our Corporate Governance Guidelines?

Our Board of Trustees has adopted Corporate Governance Guidelines to set forth our policies concerning overall governance practices. These Guidelines can be found in the investor relations section of our Internet website in the subsection entitled “Corporate Governance.”  Our Internet website address is www.copt.com. Our Corporate Governance Guidelines are also available in print to any shareholder upon request. To the extent modifications are made to our Corporate Governance Guidelines, such modifications will be reflected on our Internet website.

Proposal 1 — Election of Trustees

The terms of our three Class II Trustees expire on May 18, 2006 at the Annual Meeting. Our Board of Trustees, at the recommendation of the Nominating and Corporate Governance Committee of the Board of Trustees, has nominated these Trustees, Thomas F. Brady, Steven D. Kesler and Kenneth D. Wethe, for re-election as Class II Trustees at the Annual Meeting. All of these nominees have agreed to serve a three-year term, if elected.

Thomas F. Brady, 56, has been a member of our Board of Trustees since January 2002. Mr. Brady is an Executive Vice President, Corporate Strategy and Retail Competitive Supply, at Constellation Energy Group (“CEG”) with responsibility for setting corporate strategy, overseeing corporate acquisitions and dispositions and managing governmental affairs and corporate branding. He assumed this position in 1999. In addition, since 2002, he has served as Board Chairman and managing executive for a number of CEG affiliates, including Constellation NewEnergy, BGE Home Products & Services and Constellation Energy Source, as well as certain non-regulated ventures (international power, real estate and investments). Between 1988 and 1998, Mr. Brady held various executive officer positions at Baltimore Gas & Electric Company, including Vice President and Chief Accounting Officer and Vice President in charge of regulated energy distribution and customer service operations. Mr. Brady also serves as a Trustee/Director of the Maryland Chamber of Commerce, Villa Julie College, the Center Club, the Baltimore Classic Fund and the Advisory Board – Kinetic Ventures, and Chairman of the Maryland Public Broadcasting Commission.

Steven D. Kesler, 54, has been a member of our Board of Trustees since September 1998. Since 2005, Mr. Kesler has been a Managing Director of The Casey Group, a regional consulting firm that helps clients find solutions to operating and financial management issues. Mr. Kesler served as the Chief Executive Officer and/or President of Constellation Investments, Inc. from 1988 and the Chief Executive Officer and President of Constellation Real Estate, Inc. and Constellation Health Services, Inc. from 1998 until his retirement in 2003; all of these entities were wholly-owned indirect subsidiaries of CEG. In these roles, Mr. Kesler managed a corporate investment entity, CEG’s pension plan and nuclear decommissioning trust, a portfolio of real estate assets and a portfolio of assisted living facilities. Mr. Kesler currently serves as a Director on the board of Atapco, Inc., a private real estate and investment company.

Kenneth D. Wethe, 64, has been a member of our Board of Trustees since January 1990. Since 1988, Mr. Wethe has been the owner and principal officer of Wethe & Associates, a Dallas-based firm providing independent risk management, insurance and employee benefit services to school districts and governmental agencies. Mr. Wethe has over 25 years experience in the group insurance and employee benefits area. Mr. Wethe is a licensed CPA.

If any of the nominees are unable to stand for election, which we do not presently contemplate, the Board of Trustees may provide for a lesser number of Trustees or designate a substitute. In the latter event, shares represented by proxies will be voted for a substitute nominee.

The Board of Trustees recommends a vote “FOR” each of the nominees listed in Proposal 1.

Our Board of Trustees

How is the Board of Trustees classified?

Our Declaration of Trust provides for three classes of Trustees: Class I Trustees, Class II Trustees and Class III Trustees. You will elect successors to our Class II Trustees at the 2006 Annual Meeting of Shareholders. Our shareholders will elect successors to our Class III Trustees in 2007 and to our Class I Trustees in 2008. All Trustees will be elected for three-year terms.

Besides the three nominees for election, who are the other members of our Board of Trustees?

Name	Age	Office	Class

Jay H. Shidler	59	Chairman	III
Clay W. Hamlin, III	61	Vice Chairman	III
Randall M. Griffin	61	Trustee	I
Robert L. Denton	53	Trustee	I
Kenneth S. Sweet, Jr	73	Trustee	III

Jay H. Shidler has been Chairman of our Board of Trustees since October 1997. Mr. Shidler is the founder and Managing Partner of The Shidler Group. A nationally acknowledged expert in real estate, investment and finance, Mr. Shidler has over 35 years of experience in real estate investment and has acquired and managed properties involving several billion dollars in aggregate value. Since 1970, Mr. Shidler has been directly involved in the acquisition and management of over 1,000 properties in 40 states and Canada. Mr. Shidler is a founder and Chairman of the Board of Directors of First Industrial Realty Trust, Inc. From 1998 through 2005, Mr. Shidler served as a director of Primus Guaranty, Ltd. (NYSE: PRS), a Bermuda company of which Mr. Shidler is a founder and whose subsidiary is a AAA-rated financial products company.

Clay W. Hamlin, III, has been a member of our Board of Trustees since 1997 and was appointed Vice Chairman effective April 1, 2005. He was our Chief Executive Officer from October 1997 until his retirement on April 1, 2005. From May 1989 until joining us, Mr. Hamlin was the Managing Partner of The Shidler Group’s Mid-Atlantic region, where he supervised the acquisition, management and leasing of over four million square feet of commercial property. He has been active in the real estate business for over 30 years. Mr. Hamlin is a founding shareholder of First Industrial Realty Trust, Inc. and also serves as a Director/Trustee of TractManager, Inc. and the National Prostate Cancer Coalition.

Randall M. Griffin has been a member of our Board of Trustees since February 24, 2005. Mr. Griffin has been our President and Chief Operating Officer since September 1998, and on April 1, 2005, he became our President and Chief Executive Officer. Mr. Griffin previously served as President of Constellation Real Estate Group, Inc. and Constellation Real Estate, Inc. from June 1993 until September 1998. From 1990 through March 1993, Mr. Griffin worked as Vice President-Development for EuroDisney Development in Paris, France. From 1976 to 1990, Mr. Griffin served for Linclay Corporation, a St. Louis based real estate development, management and investment company, most recently as Executive Vice President and Chief Operating Officer. He serves on the Executive Committee of the Board of Governors of The National Aquarium in Baltimore and the National Aquarium Foundation Board, the National Aquarium Society Board in Washington, D.C. and the Center for Aquatic Life and Conservation Board. He also serves on the Board of Trustees of the Greater Washington Initiative and the Board of Directors of the Maryland Business Roundtable for Education.

Robert L. Denton has been a member of our Board of Trustees since May 1999. Mr. Denton joined The Shidler Group in 1994 and is currently a Managing Partner and the resident principal in its New York office. From 1991 to 1994, Mr. Denton was a Managing Director with Providence Capital, Inc., an investment-banking firm that he co-founded.

Kenneth S. Sweet, Jr. has been a member of our Board of Trustees since October 1997. Mr. Sweet has been Chairman of GSA Management, LLC, an entity that provides investment advisory services, since 1994 and was Managing Director of GS Capital, LP, a venture capital and real estate partnership that he founded, from 1994 to 2003. In 1971, Mr. Sweet founded K.S. Sweet Associates, which developed and managed over one billion dollars in real estate assets. From 1957 to 1971 he was with The Fidelity Mutual Life Insurance Company, serving as Executive Vice President and Chief Investment Officer from 1965 to 1971. Mr. Sweet currently serves as Chairman of Gordon Stuart Associates, a venture capital and real estate partnership, and as a Trustee of the Eisenhower Fellowship and the American Revolution Center. He previously served as a Director, Chairman of the Real Estate Committee and a member of the Finance Committee of Main Line Health and Chairman of the Bryn Mawr Hospital Foundation and Main Line Realty, a real estate partnership between The Lankenau Foundation and Main Line Health.

The Board of Trustees is currently undergoing a search for an additional Trustee. No specific timetable for the completion of the search process has been established.

How do we determine whether our Trustees are independent?

We believe that in order for our Board of Trustees to effectively serve in its capacity, it is important, and the New York Stock Exchange mandates, that at least a majority of our Trustees be independent as defined by the applicable rules of the New York Stock Exchange. Therefore, we require that a substantial majority of the Board of Trustees be independent, as so defined. No Trustee will be considered independent unless the Board affirmatively determines that the Trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The following per se exclusions apply to the determination of Trustee independence:  a Trustee will not be deemed independent until three years after the end of any of the following relationships or situations: (i) the Trustee is employed by the Company or a member of his/her immediate family is an executive officer of the Company; (ii) the Trustee or a member of his/her immediate family who is an executive officer of the Company receives, in any year, more than $100,000 in direct compensation from the Company (other than Trustee and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent on continued service), (iii) the Trustee is employed by or affiliated with, or a member of the Trustee’s immediate family is employed by or affiliated with, the Company’s present or former internal auditors or outside independent registered public accounting firm serving as the Company’s auditors; (iv) the Trustee or a member of his/her immediate family is employed as an executive officer of another entity of which any of the Company’s then-current executive officers serves on that other entity’s compensation committee; or (v) the Trustee is an executive officer or an employee, or a member of his/her immediate family is an executive officer, of another company that makes payments to or receives payments from the Company for property or services in an amount which, in any year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Are our Trustees independent of Corporate Office Properties Trust?

The Board of Trustees has determined that each of our Trustees meet the independence guidelines described above except for Clay W. Hamlin, III, who was our Chief Executive Officer until April 1, 2005 and is serving under a three-year consulting agreement described below, and Randall M. Griffin, our current President and Chief Executive Officer.

What is our policy regarding Trustee attendance at regularly scheduled meetings of the Board of Trustees and annual meetings of shareholders?

The Board of Trustees holds a minimum of four regularly scheduled meetings per year, including the annual meetings of the Board held in conjunction with our annual meetings of shareholders. Trustees are expected to attend all regularly scheduled meetings and to have reviewed, prior to the meetings, all written meeting materials distributed to them in advance. Trustees are expected to be physically present at all regularly scheduled meetings, and a Trustee who is unable to attend a meeting is expected to notify the Chairman of the Board of Trustees in advance of such meeting. If a Trustee attends a regularly scheduled meeting by telephone for the entire meeting, such Trustee shall be deemed to have attended the meeting for the purposes of determining whether a quorum exists and for voting purposes. However, a Trustee may not send a representative with a proxy to vote on his or her behalf if such Trustee is not able to attend a scheduled meeting, either in person or by telephone.

Trustees are expected to be present at our annual meetings of shareholders. All of our Trustees attended the Annual Meeting of Shareholders that took place on May 19, 2005.

What is our policy regarding meetings of non-management Trustees?

The non-management Trustees of the Board meet in executive session at least one time per year without any Management Trustees or any other members of the Company’s management present. The chairperson of the Nominating and Corporate Governance Committee presides at the executive sessions. The non-management Trustees may meet in executive session at any time to consider issues that they deem important to address without management present.

How are the Trustees compensated?

•                  Employee Trustees receive no compensation, other than their normal salary, for serving on the Board of Trustees or its committees.

•                  Non-employee Trustees receive the following:

•                  Fees set forth below:

Annual trustee fee	$25,000
Annual committee chairman fees
Audit	9,000
Compensation	6,000
Investment	7,500
Nominating and Corporate Governance	4,000
Board meeting fees	1,000
Committee meeting fees	1,000

•                  Reimbursement for out-of-pocket expenses, such as travel and lodging costs incurred in connection with meeting attendance; and

•                  Annual grants of options to purchase 5,000 common shares with an exercise price equal to the fair market value of the common shares on the date of grant. These options are exercisable beginning one year from the date of grant and expire ten years after the date of grant.

What are the current committees of our Board of Trustees?

The Board of Trustees currently has four committees: (i) the Audit Committee; (ii) the Nominating and Corporate Governance Committee; (iii) the Investment Committee; and (iv) the Compensation Committee. Descriptions of these committees are set forth below:

•                  The Audit Committee oversees the following:

•                  the integrity of the Company’s financial statements and other financial information provided by the Company to its shareholders and the investment community;

•                  the Company’s compliance with legal and regulatory requirements and ethical behavior;

•                  the retention of the Company’s independent registered public accounting firm, including oversight of their performance, qualifications and independence, and approval of audit and non-audit services; and

•                  the Company’s accounting and financial reporting processes, internal control systems and internal audit function.

The committee also provides an avenue for communication among the Company’s independent registered public accounting firm, internal auditors, management and the Board of Trustees. All members are independent non-employee Trustees.

•                  The Nominating and Corporate Governance Committee serves the following purposes:

•                  recommends to the Board of Trustees the structure and operations of the Board of Trustees;

•                  identifies individuals qualified to serve as Trustees and recommends that the Board of Trustees select the Trustee nominees identified by the committee for election at the next annual meeting of shareholders;

•                  recommends to the Board of Trustees the responsibilities of each Board of Trustees committee, the structure and operation of each committee and the Trustee nominees for assignment to each committee;

•                  oversees the Board of Trustees’ annual evaluation of its performance and the performance of other Board committees; and

•                  develops and recommends to the Board of Trustees for adoption a set of Corporate Governance Guidelines applicable to the Company and periodically reviews the same.

All members are independent, non-employee Trustees. The practices of the Nominating and Corporate Governance Committee are outlined in the committee’s charter, which is available in the investor relations section of our Internet website in the subsection entitled “Corporate Governance.”  The committee’s charter is also available in print to any shareholder upon request. To the extent modifications are made to the committee’s charter, such modifications will be reflected on our Internet website.

•                  The Investment Committee approves all of our real estate investments, acquisitions and dispositions and substantially all of our borrowings. Investments of greater than $50 million must also be approved by the full Board of Trustees.

•                  The Compensation Committee administers executive compensation programs, policies and practices. The committee also recommends senior management compensation to the Board of Trustees and administers our executive incentive plans. All members are independent non-employee Trustees.

The committees on which Trustees served and the number of meetings held during 2005 are set forth below.

Board Member	Audit	Nominating and Corporate Governance	Investment	Compensation
Jay H. Shidler		✓	✓
Clay W. Hamlin, III			✓
Thomas F. Brady				✓
Robert L. Denton	✓	✓
Steven D. Kesler	✓		✓
Kenneth S. Sweet, Jr.		✓	✓	✓
Kenneth D. Wethe	✓		✓
Betsy Z. Cohen (1)	✓
Meetings Held in 2005	9	2	8	6

(1)  Ms. Cohen’s term as a Trustee expired on May 19, 2005.

During 2005, the Board of Trustees held four quarterly meetings and one special meeting. Each incumbent Trustee attended at least 75% of the aggregate of the meetings of the Board of Trustees and meetings held by all committees on which such Trustee served during the time such Trustee served.

How are our Trustees nominated?

The Nominating and Corporate Governance Committee of the Board of Trustees is responsible for recommending nominations to the Board of Trustees and shareholders. In arriving at nominations, the Nominating and Corporate Governance Committee reviews with the Board of Trustees on an annual basis the size, function, and needs of the Board of Trustees and, in doing so, takes into account the principle that the Board of Trustees as a whole should have competency in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) public real estate investment trusts and commercial real estate business; (vii) business strategy; (viii) crisis management; (ix) corporate governance; and (x) risk management. The Board of Trustees also seeks members from diverse backgrounds so that the Board of Trustees consists of members with a broad spectrum of experience and expertise and with a reputation for integrity and ethical behavior. Trustees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. In determining whether to recommend a Trustee for re-election, the Nominating and Corporate Governance Committee also considers the Trustee’s past attendance at meetings and participation in and contributions to the activities of the Board of Trustees and committees of the Board of Trustees on which he or she served.

The Nominating and Corporate Governance Committee has a policy regarding consideration of shareholder recommendations for Trustee nominees, which is set forth below:

The committee considers nominees recommended by the Company’s common shareholders using the same criteria it employs in identifying its own nominees. Any shareholder wishing to make a recommendation should send the following information to the Chairman of the Nominating and Corporate Governance Committee, care of Karen M. Singer, Vice President, General Counsel and Secretary, at our mailing address set forth on the first page of this proxy statement, no later than the date that is 120 days prior to the one-year anniversary of the date of the mailing of the Company’s proxy statement for its most recent annual meeting of shareholders:

•                  the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

•                  information about the relationship between the candidate and the nominating shareholder;

•                  the consent of the candidate to serve as a Trustee;

•                  proof of the number of shares of the Company’s common shares that the nominating shareholder owns and the length of time the shares have been owned; and

•                  a separate statement of the candidate’s qualifications relating to the Board of Trustees’ membership criteria.

Our Executive Officers

Below is information with respect to our executive officers who are not Trustees.

Roger A. Waesche, Jr., age 52, has been our Executive Vice President since January 2004, after holding the position of Senior Vice President since September 1998, and has been our Chief Financial Officer since March 1999. Prior to joining us, Mr. Waesche served as Senior Vice President for Constellation Real Estate, Inc., where he was responsible for all financial operations, including treasury, accounting, budgeting and financial planning. Mr. Waesche also had primary responsibility for Constellation Real Estate, Inc.’s asset investment and disposition activities. Prior to joining Constellation Real Estate, Inc. in 1984, Mr. Waesche was a practicing Certified Public Accountant with Coopers & Lybrand. He serves on the Board of Trustees of Sheppard Pratt Health System and is a Member on the Maryland Industrial Development Financing Authority.

Dwight S. Taylor, age 61, has been President of Corporate Development Services, LLC (“CDS”) since September 1999, previously serving as Senior Vice President since joining CDS in September 1998. Mr. Taylor also became President of COPT Development & Construction Services, LLC in 2005. Mr. Taylor has more than 25 years of real estate experience, including 14 years with Constellation Real Estate, Inc. and its predecessor company and four years with The Rouse Company prior to joining CDS. From 1977 to 1981, Mr. Taylor was Senior Vice President of the Baltimore Economic Development Corporation. He currently serves on the National Board of the National Association of Industrial and Office Properties. He also serves on the Board of Directors of Micros Systems, Inc., T. Rowe Price Group, Inc. and Bloomberg School of Public Health.

Karen M. Singer, age 41, has been our Vice President, General Counsel and Secretary since January 2004. Ms. Singer served as Assistant Secretary and Associate General Counsel of the Company from September 1998 through December 2003. From August 1996 through August 1998, Ms. Singer was Assistant General Counsel of Constellation Real Estate, Inc. From 1989 through January 1996, Ms. Singer was in private practice as an associate at Weinberg and Green, LLC, now a part of Saul Ewing LLP, where she provided a broad spectrum of real estate related services to various clients. Ms. Singer currently serves on the Board of Directors for Art With a Heart.

Report of the Compensation Committee

Overview

The Compensation Committee of Corporate Office Properties Trust’s Board of Trustees (the “Compensation Committee”) is comprised of the two non-employee, independent Trustees named below. The Committee regularly reviews executive compensation levels and policies and makes recommendations to the Board of Trustees regarding these compensation levels and policies. The executives included in the Committee’s review are the (1) Chief Executive Officer, (2) Executive Vice President and Chief Financial Officer, (3) Vice President and General Counsel and (4) President of Corporate Development Services, LLC and COPT Development & Construction Services, LLC. The Committee’s review also included the Chief Operating Officer during the period of time when that position was occupied by Randall M. Griffin, the Company’s current Chief Executive Officer.

Charter

The Compensation Committee adopted and, in February 2004, the Board of Trustees approved, a charter outlining the Compensation Committee’s practices. A copy of the charter is available in the investor relations section of the Company’s Internet website in the subsection entitled “Corporate Governance.”  The Compensation Committee’s charter is also available in print to any shareholder upon request. To the extent modifications are made to the Compensation Committee’s charter, such modifications will be reflected on the Company’s Internet website.

Philosophy of Executive Compensation

The Company’s executive compensation philosophy is to align compensation levels of the Chief Executive Officer and the other executives with the long-term interests of the Company’s shareholders. The compensation philosophy is designed to motivate executives to focus on operating results and create long-term shareholder value by:

•                  Establishing a plan that attracts, retains and motivates executives through compensation that is competitive with two peer groups of other real estate investment trusts (“REITs”). One of these peer groups includes REITs with a comparable amount of total assets to that of the Company while the other peer group includes REITs with a comparable level of performance (shareholder return) to that of the Company, as determined by the Committee;

•                  Linking a portion of executives’ compensation with the achievement of the Company’s business plan by using measurements of the Company’s operating results and shareholder return; and

•                  Building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company’s income tax return to compensation of $1 million for certain executive officers unless, in general, the compensation is paid pursuant to a plan that is performance-related, nondiscretionary and has been approved by the Company’s shareholders. The Compensation Committee’s policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Company’s executives with appropriate rewards for their performance.

Types of Compensation

The executive compensation plan has been structured to provide short- and long-term incentives for executive performance that promote continuing improvements in the Company’s financial results and returns to shareholders. The elements of the Company’s executive compensation are primarily comprised of the following, with all three elements designed to complement each other in satisfying the ultimate goal of creating long-term shareholder value:

•                  Base salaries. Base salaries are paid for ongoing performance throughout the year.

•                  Annual incentive awards. The Company’s philosophy of awarding annual incentive awards (cash bonuses) is designed to relate executive pay to Company and business unit performance. At the beginning of each year, the Compensation Committee establishes defined bonus levels for different thresholds of Company and business unit performance, all determined by performance against defined goals. Actual bonuses are determined once actual performance in these areas is known. The Committee’s process for determining the amounts of these awards is discussed in greater detail below.

•                  Long-term incentive awards. Long-term incentive awards are designed to link executive compensation to the Company’s long-term common share performance. Since these awards typically vest over a period of time, such awards also encourage the executives to remain with the Company. Long-term incentive awards typically take the following forms:

•                  Common shares subject to forfeiture restrictions (“restricted shares”). The Company periodically issues restricted shares to the executive officers except in the case of Clay W. Hamlin, III, the Company’s former Chief Executive Officer (see the section entitled “Chief Executive Compensation” below). The Committee’s process for determining the amount of these awards is discussed in greater detail below.

•                  Common share options. The Company periodically grants executives common share options, although since 2002 they have been used to a lesser extent than restricted shares. These options vest over a defined period of time as the executive remains employed by the Company.

Process for Determining Executive Compensation

In order to implement the Company’s compensation philosophy, the Compensation Committee exercises its independent discretion in reviewing and recommending executive compensation to the Board of Trustees. Each year, the Committee uses an external consultant to obtain executive compensation information for the two REIT peer groups noted previously. Facets of this information pertaining to each executive position that are of particular interest to the Committee include the following: (1) compensation levels in total and by element of compensation; (2) percentage of total compensation derived from compensation categories; and (3) value of company equity (common shares, common share equivalents and common share options) owned. The Committee compares each executive’s compensation to the median levels for the comparable position within the peer groups and generally uses these median levels as a guideline for establishing executive compensation recommendations. The Committee establishes executive compensation above the median level when it believes it is warranted based on an executive’s performance.

In 2005, executive annual base salaries were established effective in July. Each executive was evaluated for individual performance and contribution to the success of the Company and, where applicable, his or her business unit. In arriving at a recommendation for an executive’s base salary, the Compensation Committee generally viewed the median base salary level for the comparable position in the two REIT peer groups as the appropriate salary for an executive who achieved the goals and objectives of his or her position in the opinion of the Committee. The Committee recommended a base salary that was in a higher percentile of the two REIT peer groups for certain executives whose performances were deemed to exceed the objectives of such executives’ positions.

The Compensation Committee used bonus information from the REIT peer groups, along with a summary of the objectives for the Company and certain of its business units in 2005, to establish defined annual incentive awards (cash bonuses) based on different thresholds of performance, as determined with respect to defined goals. The Committee used the median bonus level for executive positions in the REIT peer groups as a guideline for determining an executive’s bonus when the Company and the executive’s business unit met target performance levels. At the beginning of 2005, the Committee established bonus levels for a target performance threshold equal to 150% of base salary for Randall M. Griffin and 50% to 85% of base salary for the other executives. The Committee also established higher bonus levels to be applied if higher performance levels were met and lower bonus levels to be applied if lower performance levels were met (bonuses are generally not paid if a defined minimum threshold performance level is not met). The measures used in defining Company performance objectives for determining bonuses were diluted funds from operations per share and diluted adjusted funds from operations per share (both of which are measurements used by equity REITs to evaluate financial performance). The measures used in defining business unit performance were tailored to apply to the nature of the business units’ operations; examples of these measures include value of acquisitions, property occupancy and results of tenant service surveys. The measures used in computing the bonus of Randall M. Griffin, our Chief Operating Officer until April 1, 2005 and our current Chief Executive Officer, only include the overall Company performance measures described above. The measures used in computing the bonuses of the other executives include the Company performance measures described above as well as the measures applicable to those executives’ respective business units. Actual bonuses were determined once the outcome of those defined measures was known. The bonuses that were awarded to the executives for 2005 are reflected in the section of this document entitled “Summary Compensation Table.”

In September 2003, the Board of Trustees adopted a long-term incentive plan applying to all of the Company’s executives, except Clay W. Hamlin, III, for calendar years 2003 through 2005. Under this plan, the executives received a percentage of their total compensation in the form of restricted shares. The percentage of compensation that was in the form of restricted shares was initially derived based on different thresholds of Company performance, as determined with respect to defined goals. The Committee used the REIT peer groups as a guideline for determining the percentage of an executive’s total compensation to be in the form of restricted shares when the Company met target performance levels. The Committee also established a maximum level of up to 150% of the target performance percentage to be applied if higher performance levels were met and a lower percentage to be applied if lower performance levels were met. The measures used in defining Company performance objectives for determining the percentage of compensation that was in the form of restricted shares were total shareholder return and growth in diluted funds from operations per share; these measures were computed each year during the 2003 through 2005 period on an annual and cumulative basis. The percentage of total compensation to be in the form of restricted shares was increased or decreased based upon actual performance versus objectives. Once the percentage of compensation that was in the form of restricted shares was known, the restricted common share grant was computed. The plan also allowed for additional grants under the plan that were at the discretion of the Committee based on the executive’s performance and leadership. Grants of shares under this plan vest annually in the following increments: 16% upon the first anniversary following the date of grant, 18% upon the second anniversary, 20% upon the third anniversary, 22% upon the fourth anniversary and 24% upon the fifth anniversary. Grants of shares were made to all of the current executive officers in March 2006 for the calendar year 2005.

The Board of Trustees has adopted a long-term incentive plan applying to all of the Company’s executives for calendar year 2006 that provides for annual awards of restricted shares. Changes in the 2006 annual plan compared to the 2003-2005 plan include the following:

•                  awards will vest in annual increments of one-third beginning on the first anniversary from the date of grant; and

•                  growth in adjusted diluted funds from operations per share will be added as a measure for determining the percentage of compensation that is in the form of restricted shares.

Otherwise, the 2006 long-term incentive plan providing for annual awards of restricted shares for executives will be substantially similar to the terms of the 2003-2005 plan. In addition to the 2006 annual plan, the Board of Trustees is also considering an additional long-term incentive plan that will provide for additional awards to the extent that a shareholder return target established for the executives by the Board of Trustees for a multi-year period is exceeded.

Chief Executive Officer Compensation

Clay W. Hamlin, III served as the Company’s Chief Executive Officer until his retirement on April 1, 2005. The compensation awarded to Mr. Hamlin for 2005 consisted primarily of a base salary and a one-time retirement bonus in the amount of $250,000 in recognition of his dedication and service as Chief Executive Officer. The Compensation Committee considers the value of executives’ equity ownership in the Company in determining their total compensation, and since Mr. Hamlin has a substantial equity ownership in the Company, his total compensation was set below the median in the REIT peer group for that position; therefore, he did not receive an increase in annual salary, an annual incentive award or a long term incentive award grant in 2005 prior to his retirement.

Randall M. Griffin became our Chief Executive Officer on April 1, 2005. The Compensation Committee determined Mr. Griffin’s compensation on the same general basis as discussed above for the other executive officers. The Compensation Committee believes that Mr. Griffin’s base salary is consistent with the median base salary level for Chief Executive Officers in the Company’s REIT peer groups. Mr. Griffin received an annual incentive award of $986,404 for 2005. Under the long-term incentive plan, he also received 47,900 restricted shares for 2005 that will vest over a five year period from the date of grant, as discussed above. The Compensation Committee believes that Mr. Griffin’s total compensation is appropriate based on the Company’s numerous accomplishments, including its growth in total shareholder return and diluted funds from operations per share.

This report is provided by the following Trustees, who constitute the Compensation Committee.

COMPENSATION COMMITTEE

Thomas F. Brady, Chairman
Kenneth S. Sweet, Jr.

The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Report of the Audit Committee

The Audit Committee of Corporate Office Properties Trust’s Board of Trustees (the “Audit Committee”) is comprised of the three Trustees named below. Each of the Trustees meets the independence and experience requirements of the New York Stock Exchange and satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees. The Board of Trustees has determined that Kenneth D. Wethe is an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Audit Committee adopted and, in February 2004, the Board of Trustees approved, a charter outlining the Audit Committee’s practices. A copy of the charter is available in the investor relations section of the Company’s Internet website in the subsection entitled “Corporate Governance.”  The Audit Committee’s charter is also available in print to any shareholder upon request. To the extent modifications are made to the Audit Committee’s charter, such modifications will be reflected on the Company’s Internet website.

Management is responsible for the Company’s financial statements, financial reporting process, internal financial controls, compliance with legal and regulatory requirements and ethical behavior. The Company’s independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s audited financials statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, the independent registered public accounting firm is responsible for expressing its own opinion on the effectiveness of the Company’s internal control over financial reporting. The Company’s internal audit function is responsible for, among other things, helping to evaluate and improve the effectiveness of risk management, control and governance processes, and being a resource to assist in improving the Company’s operations. The role of the Audit Committee is to oversee these activities.

During 2005, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management, the internal audit function and the independent registered public accounting firm at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with a report on the effectiveness of the Company’s internal control over financial reporting, and represented to the Audit Committee that the Company’s internal control over financial reporting was effective as of December 31, 2005 based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee also reviewed Management’s Report on Internal Control over Financial Reporting contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K). The Report of Independent Registered Public Accounting Firm related to the audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2006.

The Audit Committee met quarterly with the Company’s accounting and financial management team, general counsel, the internal audit function and the independent registered public accounting firm. The Audit Committee also met with the Company’s accounting and financial management team, the internal audit function and the independent registered public accounting firm to review the Company’s annual and quarterly periodic filings containing annual and quarterly consolidated financial statements prior to the Company’s submission of such filings to the Securities and Exchange Commission. In addition, the Audit Committee met with the internal audit function and with the independent registered public accounting firm without the presence of Management.

Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2005 were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, which addresses communication between audit committees and independent registered public accounting firms. The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1, which addresses independence discussions between auditors and audit committees. The Audit Committee also held discussions with the independent registered public accounting firm regarding their independence from the Company and its management and considered whether the independent registered public accounting firm’s provision of audit and non-audit services provided to the Company during 2005 was compatible with maintaining the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the Company’s audited consolidated financial statements for the year ended December 31, 2005 be included in the Company’s 2005 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. This report is provided by the following independent Trustees, who constitute the Audit Committee.

AUDIT COMMITTEE

Kenneth D. Wethe, Chairman
Robert L. Denton
Steven D. Kesler

The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement that incorporates by reference any portion of this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm for the years ended December 31, 2005 and 2004. PwC also provided the Company with other auditing and advisory services. We are cognizant of the need for PwC to maintain its independence and objectivity in order to effectively serve in its role as our independent registered public accounting firm. As a result, our Audit Committee restricted the services for which PwC can be engaged to those services that could not impair or appear to impair PwC’s independence and objectivity. In making this determination, the Audit Committee contemplates the nature of the services, the benefits that PwC performing such services brings both to the services and to their audit and PwC’s proposed cost for providing such services.

The Audit Committee has procedures in place regarding the pre-approval of all services provided by PwC. Specifically, the Company’s Management contacts the Audit Committee Chairman regarding the potential need for a service from PwC. PwC then provides an engagement letter to management pertaining to the service, which management reviews for the service description and proposed fee. Once management agrees with the engagement letter, it forwards the engagement letter to the Audit Committee Chairman. The Audit Committee Chairman then reviews the engagement letter for the criteria described in the previous paragraph and if, based on such review, he approves of the terms of the engagement letter, he forwards the letter to the other Audit Committee members requesting that they respond within a certain period of time should they not approve of the engagement letter. If the Audit Committee Chairman does not hear timely responses to the contrary, the Audit Committee Chairman is authorized to approve the engagement letter on behalf of the Audit Committee. All fees paid to PwC in 2005 were approved by the Audit Committee in accordance with this policy.

For the years ended December 31, 2005 and 2004, PwC billed the approximate fees and expenses set forth below:

	2005	2004
Audit fees (1)	$551,900	$765,681
Audit-related fees (2)	33,399	54,585
Tax fees (3)	93,957	38,575
All other fees (4)	—	—
Total	$679,256	$858,841

(1)          Audit fees include fees billed for services rendered in connection with audits of (i) our consolidated financial statements and financial schedule included in Form 10-K, (ii) management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (iii) the effectiveness of the Company’s internal control over financial reporting, as well as reviews of quarterly consolidated financial statements included in Forms 10-Q. These fees totaled $500,000 in 2005 and $601,000 in 2004. Audit fees also include issuances of comfort letters on filings associated with share offerings and employee benefit plans, and audits of financial statements of acquired properties. Audit fees reported above for the year ended December 31, 2004 changed by $91,000 from what we reported in the proxy statement to last year’s Annual Meeting of Shareholders due to additional billings made by PwC subsequent to the completion of that proxy statement. Management and the Audit Committee expect that the Company will be billed additional audit fees over what is reported above for the year ended December 31, 2005, although the final amount of such additional fees had not been determined as of March 15, 2006.

(2)          Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements but not included in (1) above. This category includes fees for the audit of the financial statements of our employee retirement savings plan and consulting on financial accounting and reporting.

(3)          Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning in 2004 and 2005 and an intercompany transfer pricing study in 2005.

(4)          All other fees consist of fees billed for products or services not included in the above categories. No such fees were incurred in 2005 or 2004.

None of the fees reflected above were approved by the Audit Committee pursuant to the “de-minimis exception” in Rule 2-01 of Regulation S-X.

We expect that PwC will serve as our independent registered public accounting firm for 2006. We expect that a representative of PwC will be present at the Annual Meeting of Shareholders. The representative will have an opportunity to make a statement if he or she desires to do so and to answer appropriate questions.

Common Shares Performance Graph

The graph and the table set forth below assume $100 was invested on December 31, 2000 in the common shares of Corporate Office Properties Trust. The graph and the table compare the cumulative return (assuming reinvestment of dividends) of this investment with a $100 investment at that time in the S&P 500 Index or the Equity Index of the National Association of Real Estate Investment Trusts (“NAREIT”).

	Value at December 31,
	2000	2001	2002	2003	2004	2005
Corporate Office Properties Trust common shares	$100.00	$128.98	$162.25	$255.75	$371.26	$466.05
S&P 500	100.00	88.11	68.64	88.33	97.94	102.75
NAREIT Equity Index	100.00	113.93	118.29	162.21	213.43	239.39

Share Ownership of our Trustees,

Executive Officers and 5% Beneficial Owners

The following table shows certain information as of March 15, 2006 (unless otherwise noted) regarding the beneficial ownership of our common shares by each Trustee, each nominee for election as Trustee, each executive officer, all Trustees and executive officers as a group and each person known to us to be the beneficial owner of more than five percent of our outstanding common shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means sole or shared voting or dispositive power with respect to securities. Each party named in the table below has sole voting and dispositive power with respect to the securities listed opposite such party’s name, except as otherwise noted.

	Common Shares Beneficially Owned (1)	Percent of All Common Shares Beneficially Owned (2)	Options Exercisable within 60 days of March 15, 2006
ING Groep N.V. (3)	3,786,419	9.4	—
Deutsche Bank AG (4)	3,300,400	8.2	—
Adelante Capital Management LLC (5)	2,782,280	6.9	—
Security Capital Research & Management Inc. (6)	2,129,823	5.3	—
Jay H. Shidler (7)	3,785,817	8.7	15,000
Clay W. Hamlin, III (8)	4,000,285	9.1	425,000
Thomas F. Brady	15,000	*	15,000
Robert L. Denton (9)	414,910	1.0	—
Steven D. Kesler	30,379	*	30,000
Kenneth S. Sweet, Jr.	15,000	*	15,000
Kenneth D. Wethe	19,562	*	12,500
Randall M. Griffin	1,064,045	2.6	613,068
Roger A. Waesche, Jr.	349,302	*	175,000
Dwight S. Taylor	181,073	*	107,500
Karen M. Singer	47,348	*	33,000
All Trustees and Executive Officers as a Group (11 persons)	9,922,721	20.2%	1,441,068

* Represents less than one percent.

(1)          Assumes that all units of our operating partnership are exchanged for common shares and assumes we elect to issue common shares rather than pay cash upon exchange of partnership units. Also includes common shares issuable under options exercisable within 60 days after March 15, 2006, as reflected in the third column of this table.

(2)          Common shares issuable upon the conversion of units in our operating partnership and the exercise of share options exercisable currently or within 60 days after March 15, 2006 are deemed outstanding and to be beneficially owned by the person holding such units or options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)          ING Groep N.V. (“ING”) has sole voting and investment power for the common shares it owns. ING is located at Amstelveenseweg 500, 1081 KL Amsterdam, The Netherlands. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by ING on February 14, 2006.

(4)          Deutsche Bank AG (“DB”) has sole voting power with respect to 3,209,300 shares and sole investment power with respect to 3,300,400 shares. DB is located at Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by DBAG on February 6, 2006.

(5)          Adelante Capital Management LLC (“ACM”) has sole voting power with respect to 1,468,991 shares, shared voting power with respect to 27,600 shares, and sole investment power with respect to 2,782,280 shares. ACM is located at 555 12th Street, Suite 2100, Oakland, California 94607. The information in this note was derived from a Schedule 13G filed with the Securities and Exchange Commission by ACM on February 14, 2006.

(6)          Security Capital Research & Management Incorporated (“SCR&M”) has sole voting power with respect to 1,264,613 shares and sole investment power with respect to 2,129,823 shares. SCR&M is located at 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603. The information in this note was derived from a Schedule 13G/A filed with the Securities and Exchange Commission by SCR&M on February 15, 2006.

(7)          Jay H. Shidler’s common shares beneficially owned include 3,448,317 common units in our operating partnership exchangeable for common shares. Mr. Shidler’s address is Davies Pacific Center, 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813.

(8)          Clay W. Hamlin, III’s common shares beneficially owned include 3,565,285 common units in our operating partnership exchangeable for common shares; Mr. Hamlin has sole investment power with respect to 562,767 of these units and shared investment power for the remainder of these units. Mr. Hamlin’s address is 40 Morris Avenue, Suite 220, Bryn Mawr, Pennsylvania 19010.

(9)          Robert L. Denton’s common shares beneficially owned include 414,910 common units in our operating partnership exchangeable for common shares. Mr. Denton’s address is 9 West 57th Street, Suite 4275, New York, New York 10019.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require that we disclose late filings of initial reports of share ownership and reports of changes in share ownership by our Trustees, officers and greater than 10% shareholders. Our Trustees, officers and greater than 10% shareholders are required by those rules to furnish us with copies of the reports of share ownership (and changes in share ownership) they file with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us and other information provided by these parties, we believe that during the year ended December 31, 2005, our Trustees, officers and greater than 10% shareholders filed all required reports on a timely basis.

Summary Compensation Table

The table below provides information about the annual compensation of our Chief Executive Officers and our other most highly compensated executive officers during 2005, as determined by the sum of our executive officers’ salary and bonus information for 2005.

						Long-Term
	Annual Compensation ($ )					Compensation Awards
Name and Position	Year		Salary	Bonus	Other Annual Compensation (1)	Restricted Share Awards ($) (2)	Securities Underlying Options (#)	All Other Compensation ($) (3)
Randall M. Griffin	2005	(4)	$522,192	$986,404	$454,407	$1,096,850	—	$31,973
President and Chief	2004		492,308	550,000	343,229	689,546	—	16,942
Executive Officer	2003		431,154	382,000	256,174	243,000	—	12,935

Clay W. Hamlin, III	2005	(5)	107,696	250,000	16,277		—	10,847
Former Chief Executive	2004		323,086	—	14,400	—	—	9,801
Officer	2003		311,119	—	14,400	—	—	9,430

Roger A. Waesche, Jr.	2005		336,600	360,000	155,069	646,346	—	18,749
Executive Vice President and	2004		326,538	305,000	124,263	391,096	—	13,239
Chief Financial Officer	2003		281,154	180,000	96,805	97,200	—	12,906

Dwight S. Taylor	2005	(6)	247,000	180,000	3,853	241,719	—	11,269
President of Corporate	2004		239,462	140,000	97,218	168,972	—	10,215
Development Services, LLC	2003		208,360	100,000	61,633	87,480	—	8,209

Karen M. Singer	2005		174,533	105,000	—	80,458	—	7,163
Vice President and	2004		151,045	73,000	—	48,686	7,500	4,575
General Counsel	2003	(7)	N/A	N/A	N/A	N/A	N/A	N/A

(1)          Includes income tax payments associated with the lapsing of forfeiture restrictions on common share grants as follows: Mr. Griffin: $444,250 for 2005, $339,272 for 2004 and $246,807 for 2003; Mr. Waesche: $145,776 for 2005, $118,738 for 2004 and $86,378 for 2003; and Mr. Taylor: $94,999 for 2004 and $57,583 for 2003. Also includes taxable auto allowances and personal financial and tax preparation fees paid by the Company on behalf of the officers.

(2)          Represents the value of grants of common shares that were made under our 1998 Long-Term Incentive Plan based on the closing market price of our common shares on the date of grant. The common share awards are subject to forfeiture restrictions that lapse annually as the employee remains employed by us. The forfeiture restrictions on all 2003 through 2005 common share grants lapse annually in the following increments: 16% upon the first anniversary following the date of grant, 18% upon the second anniversary, 20% upon the third anniversary, 22% upon the fourth anniversary and 24% upon the fifth anniversary. Holders of shares subject to forfeiture restrictions have the right to vote and receive dividends on the shares. As of December 31, 2005, the total number of common shares owned by our named executive officers that remained subject to forfeiture restrictions, and the market value of such holdings (based on the closing price per common share as reported on the New York Stock Exchange of $35.54), were as follows: Mr. Griffin: 179,314 shares ($6,372,820); Mr. Waesche: 58,875 shares ($2,092,418); Mr. Taylor: 18,789 shares ($667,761); and Ms. Singer: 8,057 shares ($286,346).

(3)          Includes Company matching of officers’ contributions to the Employee Retirement Savings Plan.

(4)          Mr. Griffin became our Chief Executive Officer on April 1, 2005. Prior to then, he was our President and Chief Operating Officer.

(5)          Mr. Hamlin served as our Chief Executive Officer until his retirement on April 1, 2005. In 2005, Mr. Hamlin received a retirement bonus of $250,000.

(6)          Mr. Taylor also served as President of COPT Development & Construction Services, LLC in 2005.

(7)          Ms. Singer did not serve as an executive officer in 2003.

Employment Agreements

We have an employment agreement with Randall M. Griffin that commenced on April 1, 2005 and expires on June 30, 2008 with continuous and self-renewing one-year terms after the basic term unless otherwise indicated by either party prior to a specified point in time of the then current term. The agreement may be terminated by either party at any time on one day’s prior notice. Under the agreement, Mr. Griffin’s current base salary is $535,000 per year, and he receives additional allowances for an automobile, personal financial planning and income tax preparation totaling up to $21,000 per year. His incentive compensation is set by the Board of Trustees upon the Compensation Committee’s recommendation. The Compensation Committee may take action in future years to increase his base salary. The employment agreement provides for the following severance package in the event of his termination by us without cause or by Mr. Griffin based upon constructive termination: (1) payment equal to his base annual salary multiplied by three; (2) payment equal to the average of his three most recent annual incentive awards multiplied by three; (3) perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination; and (4) full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination. The agreement also provides for the following in the event of a change of control of Corporate Office Properties Trust: (1) payment equal to his base annual salary multiplied by the greater of the number of years remaining in his contract or three years; (2) payment equal to the average of his three most recent annual incentive awards multiplied by the greater of the number of years remaining in his contract or three years; (3) perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination; (4) reimbursement for any parachute excise taxes; and (5) full vesting of previously unvested share options and restricted shares (whether or not employment is terminated), with the right to exercise options for 18 months following termination. Under the employment agreement, he is required to devote his full business time to our affairs and is prohibited from competing directly or indirectly with us during the term of the agreement and for a period thereafter.

We have an employment agreement with Roger A. Waesche, Jr. for a six-year term commencing July 1, 2002 with continuous and self-renewing one-year terms after the basic term unless otherwise indicated by either party prior to a specified point in time of the then current term. The agreement may be terminated by either party at any time on one day’s prior notice. The agreement provides for a post-termination salary continuance of one year’s base salary in the event that the agreement is not renewed. Under the agreement, Mr. Waesche’s current base salary is $343,200 per year, and he receives additional allowances for an automobile, personal financial planning and income tax preparation totaling up to $17,000 per year. His incentive compensation is set by the Board of Trustees upon the Compensation Committee’s recommendation. The Compensation Committee may take action in future years to increase his base salary. The employment agreement provides for the following severance package in the event of his termination by us without cause or by Mr. Waesche based upon constructive termination: (1) payment equal to his base annual salary multiplied by three; (2) payment equal to the average of his three most recent annual incentive awards multiplied by three; (3) perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination; and (4) full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination. The agreement also provides for the following in the event of a change of control of Corporate Office Properties Trust: (1) payment equal to his base annual salary multiplied by three; (2) payment equal to the average of his three most recent annual incentive awards multiplied by three; (3) perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination; (4) reimbursement for any parachute excise taxes; and (5) full vesting of previously unvested share options and restricted shares (whether or not employment is terminated), with the right to exercise options for 18 months following termination. Under the employment agreement, he is required to devote his full business time to our affairs and is prohibited from competing directly or indirectly with us during the term of the agreement and for a period thereafter.

We have an employment agreement with Dwight S. Taylor that was entered into on May 15, 2003 for a six-year term commencing July 1, 2002 with continuous and self-renewing one-year terms after the basic term unless otherwise indicated by either party prior to a specified point in time of the then current term. The agreement may be terminated by either party at any time on one day’s prior notice. The agreement provides for a post-termination salary continuance of one year’s base salary in the event that the agreement is not renewed. Under the agreement, Mr. Taylor’s current base salary is $252,000 per year, and he receives additional allowances for an automobile, personal financial planning and income tax preparation totaling up to $14,200 per year. His incentive compensation is set by the Board of Trustees upon the Compensation Committee’s recommendation. The Compensation Committee may take action in future years to increase his base salary. The employment agreement provides for the following severance package in the event of his termination by us without cause or by Mr. Taylor based upon constructive termination: (1) payment equal to his base annual salary multiplied by three; (2) payment equal to the average of his three most recent annual incentive awards multiplied by three; (3) perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination; and (4) full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination. The agreement also provides for the following in the event of a change of control of Corporate Office Properties Trust: (1) payment equal to his base annual salary multiplied by three; (2) payment equal to the average of his three most recent annual incentive awards multiplied by three; (3) perquisites and benefits for 24 months following termination unless such benefits are available to him through other employment after termination; (4) reimbursement for any parachute excise taxes; and (5) full vesting of previously unvested share options and restricted shares (whether or not employment is terminated), with the right to exercise options for 18 months following termination. Under the employment agreement, he is required to devote his full business time to our affairs and is prohibited from competing directly or indirectly with us during the term of the agreement and for a period thereafter.

We have an employment agreement with Karen M. Singer for a five-year term commencing on September 15, 2005 with continuous and self-renewing one-year terms after the basic term unless otherwise indicated by either party prior to a specified point in time of the then current term. The agreement may be terminated by either party at any time on one day’s prior notice. Under the agreement, Ms. Singer’s current base salary is $189,055 per year, and she receives additional allowances for an automobile, personal financial planning and income tax preparation totaling up to $11,000 per year. Her incentive compensation is set by the Board of Trustees upon the Compensation Committee’s recommendation. The Compensation Committee may take action in future years to increase her base salary. The employment agreement provides for the following severance package in the event of her termination by us without cause or by Ms. Singer based upon constructive termination: (1) payment equal to her base annual salary; (2) payment equal to the average of her three most recent annual incentive awards; (3) perquisites and benefits for 12 months following termination unless such benefits are available to her through other employment after termination; and (4) full vesting of previously unvested share options and restricted shares with the right to exercise options for up to 18 months following termination. The agreement also provides for the following in the event of a change of control of Corporate Office Properties Trust: (1) payment equal to her base annual salary; (2) payment equal to the average of her three most recent annual incentive awards; (3) perquisites and benefits for 12 months following termination unless such benefits are available to her through other employment after termination; and (4) full vesting of previously unvested share options and restricted shares (whether or not employment is terminated), with the right to exercise options for 18 months following termination. Under the employment agreement, she is required to devote her full business time to our affairs and is prohibited from competing directly or indirectly with us during the term of the agreement and for a period thereafter.

Consulting Agreement with Trustee

Effective April 1, 2005, we entered into a three-year consulting agreement with Clay W. Hamlin, III, under which he will provide services commensurate with his experience with respect to matters requested from time that may include, but not be limited to, acquisitions and strategic initiatives. Under the terms of the consulting agreement, Mr. Hamlin will receive a fee of $250,000 per year. During the term of the consulting agreement, we will provide Mr. Hamlin with office facilities and administrative support services expected to cost an aggregate of approximately $150,000 per year. During the term of the consulting agreement, Mr. Hamlin will also receive a health insurance allowance of $23,520 per year, an auto allowance of $12,000 per year and an allowance for personal financial planning and income tax preparation totaling up to $8,500 per year.

Option Grants in Last Fiscal Year

No options were granted during 2005 to the executive officers listed on the Summary Compensation Table previously set forth.

Aggregated Option Exercises in 2005 and

Option Values at December 31, 2005

The table below provides information about the value realized on share options exercised during 2005 for executive officers listed on the Summary Compensation Table previously set forth for 2005. The table also provides information on unexercised share options at the end of 2005 for these officers. Value is calculated using the difference between the option exercise price and the common share price, as reported by the New York Stock Exchange on the date of exercise for exercised options or at December 31, 2005 for unexercised options, multiplied by the number of common shares underlying the options.

			No. of Shares Underlying		Value of Unexercised
	Shares	Value	Unexercised Options at		in-the-money Options at
	Acquired on	Realized on	December 31, 2005		December 31, 2005
Name	Exercise	Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable
Randall M. Griffin	70,000	$1,573,578	613,068	—	$15,960,990	$—
Clay W. Hamlin, III	2,500	51,410	425,000	5,000	11,538,875	43,000
Roger A. Waesche, Jr.	30,000	849,631	175,000	—	4,378,250	—
Dwight S. Taylor	—	—	107,500	—	2,785,550	—
Karen M. Singer	8,000	202,560	35,500	5,000	837,750	76,000
	110,500	$2,677,179	1,356,068	10,000	$35,501,415	$119,000

Equity Compensation Plan Information

The table below provides information as of December 31, 2005 regarding our compensation plans under which equity securities are authorized for issuance to employees or non-employees in exchange for consideration in the form of goods and services.

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-average	Future Issuance Under
	be Issued Upon Exercise	Exercise Price of	Equity Compensation
	of Outstanding Options,	Outstanding Options,	Plans (Excluding
	Warrants and Rights	Warrants and Rights	Securities in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,709,927	$14.41	1,310,363	(1)
Equity compensation plans not approved by security holders	—	N/A	—
Total	2,709,927	$14.41	1,310,363

(1)          Includes 914,754 awards remaining to be issued under our 1998 Long Term Incentive Plan; total awards issuable under this plan are computed based on 13% of the total of (i) our common shares outstanding plus (ii) the number of common shares which would be outstanding upon redemption of all units in our operating partnership or other securities which are convertible into common shares (subject to adjustment to prevent antidilution or enlargement of the rights of plan participants). Also includes 395,609 common shares issued as of December 31, 2005 that were subject to unlapsed forfeiture restrictions.

Code of Ethics

The Company has a Code of Business Conduct and Ethics for all employees and Trustees and a Code of Ethics for Financial Officers. These codes of ethics documents are available in the investor relations section of the Company’s Internet website in the subsection entitled “Corporate Governance.”  The Company’s Internet website address is www.copt.com. We intend to make available on our Internet website any future amendments or waivers to our Code of Business Conduct and Ethics and Code of Ethics for Financial Officers within four business days after any such amendments or waivers. In addition, shareholders may request a copy of these codes of ethics documents, free of charge, by making this request in writing to the Vice President-Investor Relations, at ir@copt.com or at our mailing address.

Annual Report on Form 10-K

We will provide without charge to each person solicited by this proxy statement a copy of our Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission. You must make this request in writing to the Vice President-Investor Relations, at ir@copt.com or at our mailing address set forth on the first page of this proxy statement.

CORPORATE OFFICE PROPERTIES TRUST

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 18, 2006

9:30 a.m.

The Baltimore Marriott Waterfront

700 Aliceanna Street

Baltimore, Maryland 21202

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Corporate Office Properties Trust 8815 Centre Park Drive, Suite 400 Columbia, MD 21045-2272	proxy

This proxy is solicited by the Board of Trustees for use at the Annual Meeting on May 18, 2006.

The common shares you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item 1.

By signing the proxy, you revoke all prior proxies and appoint Randall M. Griffin and Roger A. Waesche, Jr., and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 17, 2006.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ofc/ — QUICK *** EASY *** IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 17, 2006.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Corporate Office Properties Trust, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or Internet, please do not mail your Proxy Card.

   Please detach here

The Board of Trustees Recommends a Vote FOR Item 1.

1.	Election of Trustees:	01	Thomas F. Brady	☐	Vote FOR	☐	Vote WITHHELD
		02	Steven D. Kesler		the nominees		from all nominees
		03	Kenneth D. Wethe		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:				Date _____________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.